CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of Post-Effective Amendment No. 28 to the Registration Statement (Form N-1A, No. 811-08272) of Transamerica Partners Portfolios and to the incorporation by reference of our report dated February 23, 2017, with respect to the financial statements of Government Money Market Portfolio, High Quality Bond Portfolio, Inflation-Protected Securities Portfolio, Core Bond Portfolio, High Yield Bond Portfolio, Balanced Portfolio, Large Value Portfolio, Large Core Portfolio, Large Growth Portfolio, Mid Value Portfolio, Mid Growth Portfolio, Small Value Portfolio, Small Core Portfolio, Small Growth Portfolio and International Equity Portfolio, included in the Annual Report to Shareholders for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 26, 2017